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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

ACTIVE DOMESTIC SUBSIDIARIES

Westaff (USA), Inc.
Western Medical Services, Inc.
MediaWorld International
Westaff Support, Inc.
Westaff (GP), Inc.
Westaff (LP), Inc.
Westaff (CA), Inc.

Westaff Limited Partnership

INACTIVE DOMESTIC SUBSIDIARIES

Western Medical Services (NY), Inc.

FOREIGN SUBSIDIARIES

Australia:
Westaff (Australia) Pty Ltd
Western Personnel Services Pty. Ltd
Western Temporary Services Pty Limited

Denmark:
Westaff A/S

New Zealand:
Westaff NZ Limited

Norway:
Westaff AS

Singapore:
Westaff (Singapore) Pte Ltd

United Kingdom:
Westaff (U.K.) Limited

Mexico:
Westaff de Mexico, S.A. de C.V.

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  Exhibit 21.1